Shore Bancshares Announces Consolidation of Banking Subsidiaries and Unified Branding under Shore United Bank name

EASTON, Md., July 1, 2016 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ:SHBI) announced today the completion of the merger of its two banking subsidiaries and the unified branding of the combined entity under the "Shore United Bank" name.

"We are pleased to announce the consolidation of The Talbot Bank and CNB under the new name of Shore United Bank," said Lloyd L. "Scott" Beatty, Jr., President and Chief Executive Officer. "Merging our two subsidiary banks will facilitate expanded services and products to all our customers throughout the Delmarva Region. The same great people and dedicated customer service will remain at all 18 branches, only with a new name that reflects the scope of our operations."

As a $1.1 billion bank, Shore United Bank will continue to operate all 18 branches, a loan production office, and wealth management office throughout the Eastern Shore of Maryland, and Delaware.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

CONTACT: Debra Rich, 410-763-7933, debra.rich@shbi.com